Exhibit 10.30

3556 Caroline Street, Room C110 St. Louis, MO 63104 Phone: 314-577-8108 Fax: 314-268-5551

Technology Transfer Office

October 12, 2001

Dr. William S.M. Wold, President

VirRx, Inc.

1609 Adgers Wharf Drive

St. Louis, Missouri 63017

Re:	Pre-License Execution Agreement Letter

Dear Bill:

The purpose of this Agreement Letter is to confirm that Saint Louis University (SLU) and VirRx, Inc. have mutually agreed to execute the appended final “License And Exclusive License Option Agreement between Saint Louis University (Licensor) and VirRx, Inc (Licensee)” at the time of the signing of the Sublicense by VirRx and its Sublicensee.

If you are in agreement, please indicate by signing below.

Sincerely yours,

/s/ Robert O. Webster
Robert O. Webster, PhD.
Associate Provost for Research Administration

Reviewed and Agreed to:

/s/ William S.M. Wold	10-15-01
William S. M. Wold, Ph.D., President	Date
VirRx, Inc.

Enclosure

LICENSE AND EXCLUSIVE LICENSE OPTION AGREEMENT

between

SAINT LOUIS UNIVERSITY

(Licensor)

and

VirRx, INC

(Licensee)

For: Adenovirus RID Protein and

Vectors based on Human Adenovirus Serotype 5

and Related Plasmids and Materials

All Developed in the Laboratory of:

William S.M. Wold, Ph.D.

Saint Louis University

Health Sciences Center

EXCLUSIVE LICENSE AND LICENSE OPTION AGREEMENT

This Agreement (the “Agreement”) is made effective as of this 1st day of March 2002 (“the Effective Date”) between the Saint Louis University, a nonprofit academic institution incorporated in the State of Missouri, having a business office located at Health Sciences Center, 3556 Caroline Street, Room C-110, St. Louis, Missouri 63104 (hereinafter “University”) and VirRx, Inc., a Delaware corporation, having its principal place of business at 1609 Adgers Wharf Drive, St. Louis, Missouri 63017 (hereinafter “Licensee”) (also referred to herein individually as the “Party” and collectively as the “Parties”).

Background

WHEREAS, University, through research carried out in the laboratories of Dr. William S.M. Wold and his colleagues, has developed patent-pending intellectual property and related know-how, technical information and laboratory materials relating to the adenovirus RID protein, and adenovirus vectors based on human adenovirus serotype 5, and related plasmids;

WHEREAS, University is the owner, subject to reservation of certain rights of the U.S. Government by operation of law, of certain inventions and Patent Rights, Materials, Technical Information, and Know-How related thereto, pertaining to adenovirus including RID protein technology, certain adenovirus vectors and adenovirus plasmids and related Materials which were developed at University by Dr. William S.M. Wold and his colleagues;

WHEREAS, University desires to have its Patent Rights, Technical Information, and Materials utilized in research and in commercial product development in the public interest and is willing to grant a license and an option to license to its intellectual property;

WHEREAS, Licensee desires to obtain a license to Patent Rights, Know-How, Technical Information and Materials, and a option to license any additional intellectual property rights that may subsequently flow from research performed in facilities provided by University under the direction of Dr. William S.M. Wold upon the terms and conditions set forth in this Agreement;

WHEREAS, Licensee has represented to University that Licensee has access to through joint ventures or licensing arrangements with commercial partners, the technical expertise and product development capability to develop and to introduce commercial products to the public based on the Patent Rights, Know-How, Technical Information and Materials, and any additional intellectual property that may be licensed later at Licensee’s option.

NOW THEREFORE, in consideration of the premises, the mutual covenants and conditions set forth in this Agreement, and good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For the purpose of this Agreement, the words and phrases set forth in this Article 1 shall have the following meanings:

1.1 “Affiliate” means a corporation or other business entity controlled by, controlling, or under common control with VirRx. For purpose of this definition, control of a corporation or other business entity means direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity.

1.2 “Contract Year” means an incremental period of time that this Agreement, or any portion hereof, shall be in force. A Contract Year shall be measured from January 1 through midnight of December 31st of the calendar year. However, the first Contract Year hereunder shall commence on the Effective Date hereof and conclude at midnight on December 31, 2001.

1.3 “Effective Date” means the date that this Agreement is signed by the University’s Associate Provost for Research Administration provided that (i) said Associate Provost for Research Administration shall be the last to sign signatory of this Agreement and, (ii) VirRx documents to the University that it has executed a Sublicense Agreement with a Sublicensee which permits Licensee to timely and fully meet its payment obligations to the University under this Agreement, or, Licensee provides written documentation to the University which confirms that Licensee has been adequately funded by a third party(ies) and therefore is financially able to timely and fully meet its payment obligations to University under the terms of this Agreement following its execution by the Parties.

1.4 “Field” or “Field of Use” means all commercial use by Licensee and Sublicensees of Patent Rights, Know-How, Materials, and Technical Information (as these terms are herein defined) including, but not limited to research, laboratory screening, commercial product development, and the commercial manufacture, marketing, and sale of Licensed Products and/or Licensed Services including research use products, human and veterinary diagnostic products, human and veterinary prophylactic (vaccine) and therapeutic products, fee for service laboratory research, commercial screening of proprietary compounds, and research evaluation of biological samples.

1.5 “First Commercial Sale” means the initial transfer of Licensed Product(s) or Licensed Services in any country in the Territory by Licensee or Sublicensees following approval of their marketing by the U.S. Food and Drug Administration or the equivalent governmental agency for any other country than the U.S. in which the sale is to be made, if required, by Licensee or Sublicensees to customers for cash compensation or cash-equivalent value. Transfer of Licensed Product(s) and/or Licensed Services at cost, gratis, or to the U.S. Government shall not constitute the First Commercial Sale hereunder.

1.6 “Inventions” means any new thought, idea, or discovery, whether patentable or not, which is an advance over the prior art or improvement to any existing technology and conceived of or by Dr. William S.M. Wold and his collaborators or others working in his laboratory under his direction.

1.7 “Know-How” means all Inventions and laboratory data relating to the Patent Rights, Materials, Licensed Products and/or Licensed Services developed or will be developed by Dr. William S.M. Wold and/or his collaborators whether patented, patentable or not, which University has or will come to have the right to grant licenses hereunder.

1.8 “Licensed Product” means any and all types of commercial product(s) which are produced, distributed, used, sublicensed, and/or sold by Licensee and/or by Sublicensees in the Territory for use in the Field under circumstances that would (i) in the absence of a license from University, infringe a Valid Claim of Patent Rights, or, (ii) involve permitted commercial use of Technical Information, Materials, and/or Know-How.

1.9 “Licensed Services” means any commercial laboratory testing services which are provided by Licensee and/or Sublicensees to customers in return for compensation in the Territory under circumstances that would (i) in the absence of a license from University infringe a Valid Claim of Patent Rights, or, (ii) involve permitted commercial uses of Technical Information, Materials and/or Know-How.

1.10 “Licensee” means VirRx, Inc. and its Affiliates.

1.11 “Materials” means the materials relating to the adenovirus RID protein, and adenovirus vectors based on human adenovirus serotype 5 and related plasmids and proteins which are listed in Appendix 2 (and including any later Amendments of addition made to Appendix 2) of this Agreement (including any modified and unmodified derivatives made therefrom) which were or will be developed by Dr. William S. M. Wold or by any person working under his direction at University as an employee of University and whether or not covered by University’s Patent Rights. Licensee will provide to the University a written Amendment identifying the additional Materials which are added to the list of Materials in Appendix 2 within forty-five (45) days following the date that such additional Materials are developed by Licensee.

1.12 “Net Sales” means the gross revenue derived by Licensee or its Sublicensees from sales of Licensed Products and/or Licensed Services less the following items but only insofar as these items actually are documented in writing and pertain to the sale of such Licensed Products and Licensed Services are included in such gross revenue and are separately billed:

(a) import, export, value-added, use, turnover, excise and sales taxes, and custom duties;

(b) credit for returns, rejections, allowances, or trades or retroactive price reductions;

(c) customary trade, quantity and cash discounts and rebates actually allowed, documented and taken;

(d) cost of insurance, packing, and out bound transportation (prepaid or allowed) of the Licensed Products and Licensed Services from the place of manufacture to the customer’s location;

(e) wholesaler charge backs and discounts allowed and taken in amounts customary in the trade.

1.13 “Patent Rights” means (a) those US and foreign patent applications owned by the University which are listed in Appendix 1 of this Agreement, including any substitutions, continuations, continuations-in-part, re-issues, and divisions thereof; (b) any US and foreign patent applications owned by the University which contain claims to inventions made by Dr. William S.M. Wold and/or individuals working under his direction (either as sole inventor or as co-inventor) to which Saint Louis University has or shall come to have rights to license; (c) any additional U.S. and foreign patent applications disclosing and claiming Inventions developed in the course of research activities undertaken pursuant to any collaborative research agreement executed between the Licensee and the University for research to be performed by Dr. William S.M. Wold and/or individuals working in his laboratory; (d) any foreign patent applications based on the aforementioned patent applications, including those filed under any treaty such as the Patent Cooperation Treaty (the Foreign Patent Applications); and, (e) all patents issuing from any of the foregoing (a) - (d) including renewals, extensions, patents of addition, re-examinations, and re-issues.

1.14 “Sublicensee” means any commercial entity to whom Licensee grants a sublicense to make, have made, use, distribute, import and sell Licensed Products and/or provide Licensed Services for use in the Field and in the Territory.

1.15 “Technical Information” means any technical information, research data, and laboratory methods and procedures which were or will be developed by Dr. William S.M. Wold and/or his collaborators which are not in the public domain as of the Effective Date, and which relate to Patent Rights, Materials, Licensed Products and/or Licensed Services and which University has or will come to have the right to grant licenses hereunder.

1.16 “Term” means the period of time that this Agreement is in effect beginning on the Effective Date hereof and ending at midnight on the date of expiration of the last to expire Valid Claim of the Patent Rights patents or, if no Patent Rights patent ultimately issues, twenty (20) years after the date of the First Commercial Sale of a Licensed Product anywhere in the Territory or the early termination of this Agreement as provided herein, whichever event occurs earlier.

1.17 “Territory” means the entire world except for countries to which export of technology or goods is prohibited by applicable U.S. export control regulations.

1.18 “Valid Claim” means (a) a claim in an issued patent included within Patent Rights which claim has not been held invalid or non-patentable by a court or governmental agency of competent jurisdiction in a decision that is not subject to appeal; (b) a claim of a pending patent application included within Patent Rights which shall not have been (i) withdrawn, admitted to be non patentable by the patentee, canceled or finally rejected with no appeal having been taken, or, (ii) pending for more that ten (10) years after the initial filing date of the latest Patent Rights patent application filed which includes a claim for substantially the same Invention.

ARTICLE 2.

EXCLUSIVE LICENSE / LICENSE OPTION GRANT

A. EXCLUSIVE LICENSE.

2.1 Grant of Exclusive Patent Rights License. Subject to any rights and laws of the United States Government, University grants to Licensee an exclusive (even as to University), worldwide, royalty-bearing license (with the right to sublicense) to have, make, have made, use, sell, import, and distribute any machine, article of manufacture or any composition of matter, or practice any process or method, constituting a Licensed Product and/or a Licensed Service which Licensed Product and/or Licensed Service is intended for use in the Field and in the Territory.

2.2 University Rights. University retains the right to use Patent Rights, Technical Information, Materials and Know-How, solely for academic (non-commercial) laboratory research purposes in the University’s laboratory research facilities.

2.3 Retained Rights of the U.S. Government. The licenses granted to Licensee by University pursuant to Section 2.1 hereof shall be subject to the royalty-free, non-exclusive license granted to the United States Government by University pursuant to 35 U.S.C. 202(c)(4) and for any Patent Rights claiming any invention subject to 35 U.S.C. Section 201, and any other applicable Federal laws and regulations. This reservation also applies to any licenses granted under Section 2.10 for technology whose development was funded in whole or in part with Federal funds.

2.4 Ownership. Except as specifically provided in this Agreement, Licensee and Sublicensees shall have no ownership rights of any kind in the University’s Patent Rights, Technical Information, Materials, or Know-How licensed under this Agreement. All such ownership rights shall remain the sole and exclusive property of University. Unless otherwise mutually agreed in writing by the Parties, the Licensee shall own all intellectual property rights, inventions, ideas, know-how, trade secrets, discoveries and other subject matter not included under Patent Rights, Technical Information, Materials, and/or Know-How owned by the University but are: (i) conceived and reduced to practice solely by employees or consultants of Licensee or its Sublicensees in which said employees and consultants are not affiliated with nor employed by the University with an obligation to assign any such rights to the University, or, (ii) made by employees or consultants of Licensee who do not utilize any University owned and operated laboratory facilities or receive any research funding which is administered through the University except for research funding which is provided by Licensee, or (iii) made by third parties retained by Licensee but not by University, or, by such employees and consultants working together.

2.5 Delivery of Information. Promptly after execution of this Agreement by both of the Parties and throughout the period of time that this Agreement remains in effect, the University with the full cooperation and assistance of Dr. William S.M. Wold shall arrange to convey to Licensee copies of all requested and relevant data, documentation, and any other physical embodiments of Patent Rights, Technical Information, Materials, and Know-How which are licensed hereunder to Licensee. University through the cooperation and assistance of Dr. William S.M. Wold (or any person succeeding to his position), shall provide Licensee with such cooperation, assistance, and data as may be reasonably requested by Licensee for research and development purposes and for Licensee’s compliance with any applicable U.S. and foreign government regulatory requirements, all at Licensee’s expense (it being understood that Licensee, and not the University, shall be solely responsible for Licensee’s compliance with all applicable government regulatory compliance requirements and related communications with government regulatory authorities).

2.6 Sublicensing. In the event of the termination or expiration of this Agreement, if Licensee shall have granted a sublicense hereunder, such Sublicensee shall become a direct licensee of University, so long as (i) such Sublicensee is then in full compliance with the terms and conditions of its sublicense with VirRx, (ii) all payments owed to University with respect to that sublicense have been paid in full to date, and (iii) the Sublicensee agrees to assume all duties and obligations of Licensee hereunder, including without limitation Licensee’s obligations under Articles 13 and 14, University’s Indemnification and Insurance requirements, respectively. VirRx shall take affirmative steps to ensure that the obligations set forth in this Section 2.6 are incorporated into all sublicensing agreements.

2.7 Notice to University of Sublicensing. Licensee shall provide written notice to University within fifteen (15) calendar days following the date of execution of any sublicense with a Sublicensee granted under any of Licensee’s rights hereunder. Said written notice shall include a confidential copy of the sublicense granted by Licensee so that University will have adequate assurance that the terms and conditions of this Agreement will be met and that the Sublicensee has agreed to assume all appropriate duties and obligations of Licensee hereunder, including without limitation Licensee’s obligations under Articles 13 and 14, covering University’s Indemnification and Insurance requirements, respectively.

2.8 Manufacturing. If required by applicable law, Licensee agrees that Licensed Products(s) sold in the United States shall, in so far as is reasonably practical based on a competitive business, product development and licensing opportunities, be manufactured substantially in the United States.

B. EXCLUSIVE LICENSE OPTION.

2.9 University hereby grants to Licensee an exclusive option to negotiate with University for an exclusive license(s) to future University patent rights, technical information, know-how and biological materials developed outside of the Field of Use at the University by Dr. William S.M Wold, alone or with collaborators, using funding administered through the University which is provided by agencies of the U.S. Government or by not-for-profit research foundations. Said exclusive option shall commence on the date that a U.S. patent application(s) is filed by the University on behalf of Dr. William S.M. Wold alone or together with his collaborators and shall extend for a period of twelve (12) consecutive months beginning on the date of such patent filing. Licensee shall notify University in writing of Licensee’s intention to exercise its option prior to the date of expiration of the twelve (12) months option period. The Parties shall have six (6) months (extendible on mutual agreement of the parties) beginning on the date of Licensee’s written notice advising University of Licensee’s intent to exercise its option in which to negotiate and execute a license agreement with University.

2.10 University shall, with the full cooperation and assistance of Dr. William S.M. Wold, promptly and fully disclose to Licensee in confidence all Inventions and developments made within the Field, whether or not patented or patentable, that are conceived or reduced to practice by Dr. William S.M. Wold either alone or together with his collaborators working at University. Dr. William S.M. Wold and his collaborators working at University with an obligation to assign any such Inventions to the University shall timely and formally assign all of their right, title and interests in such Inventions and developments made by them in University owned and operated laboratory facilities, and all patent applications filed and patents issuing thereon, to University.

ARTICLE 3.

PAYMENTS

Licensee shall pay to the University royalties at the rates and at the times specified in this Article 3 on the Net Sales of all Licensed Products and Licensed Services which are sold or otherwise disposed of by Licensee or Sublicensee(s) under any claim of a pending patent application which is included in Patent Rights or any Valid Claim of an issued patent included under Patent Rights. All payments due to University from Licensee under this Agreement shall be made in United States (U.S.) dollars (or the U.S. dollar equivalent for foreign currency payments) and be paid to University by checks drawn on a U.S. bank. Checks shall be made payable to Saint Louis University and be sent to University’s Notice Address (Section 17). For foreign sales, the rate of current exchange shall be that in effect at the Chase Bank of New York City or its successor on the last business day of the calendar year quarter occurring immediately prior to the end of the calendar year quarter in which the required payments are due and owing to the University.

3.1 License Fee. Licensee agrees to pay University a non-refundable, non-creditable (against royalties or other payments) license fee in the total amount of [***] ($[***]) in two (2) equal annual installment payments in the amount of [***] ($[***]) each. The first installment payment ($[***]) shall be made by Licensee to University within thirty (30) days following the Effective Date. The second installment payment ($[***]) shall be made by Licensee to University no later than the first anniversary of the Effective Date hereof.

3.2 Minimum Annual Royalty. Licensee agrees to pay to University a minimum annual royalty in the total amount of [***] ($[***]) per Contract Year beginning with the Contract Year ending on December 31, 2002, and on each December 31st thereafter for so long as this Agreement

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions remains in effect. University’s earned royalty for any given Contract Year shall be fully (100%) creditable by Licensee against the minimum annual royalty due for that the same Contract Year. The earned royalty credit for a given Contract year shall apply only to the minimum annual royalty for the same Contract Year in which the earned royalty was earned and such credit shall not be carried either forward or backward by Licensee as a credit against the minimum annual royalty due to University for any other Contract Year.

3.3 Earned Royalties. Licensee agrees to pay to University earned royalties based on annual Net Sales income, as follows:

3.3.1 A [***] ([***]%) [***] shall be paid by Licensee to University on Licensee’s Net Sales of Licensed Product and Licensed Services sold for diagnostic uses. This [***] ([***]%) shall be reduced to [***] ([***]%) in the event, and at such time, that Licensee obtains a patent license from a third party in order to commercialize the aforesaid diagnostic-use Licensed Product or Licensed Service without infringing said third party’s patent rights.

3.3.2 A [***] ([***]%) earned royalty shall be paid by Licensee to University on Licensee’s Net Sales of Licensed Product sold for human and/or veterinary prophylactic (vaccine) and therapeutic treatment applications. This [***] ([***]%) shall be reduced to [***] ([***]%) in the event, and at such time, that Licensee obtains a patent license from a third party in order to commercialize the aforesaid therapeutic and/or prophylactic applications Licensed Product without infringing said third party’s patent rights.

3.3.3 A [***] ([***]%) earned royalty shall be paid by Licensee to University on Licensee’s Net Sales of Licensed Product and Licensed Services sold solely for research applications. This [***] ([***]%) shall be reduced to [***] ([***]%) in the event, and at such time, that Licensee needs to obtain a patent license from a third party in order to commercialize the aforesaid research-use Licensed Product or Licensed Services without infringing said third party’s patent rights.

3.3.4 A [***] ([***]%) earned royalty shall be paid by Licensee to University on payments received by Licensee from its Sublicensee’s Net Sales of Licensed Products and/or Licensed Services (which Sublicensee is not an Affiliate). This [***] ([***]%) shall be reduced to [***] ([***]%) in the event, and at such time, that Licensee or Sublicensees obtain a patent license from a third party in order to commercialize Licensed Products and/or Licensed Services without infringing said third party’s patent rights.

3.3.5 Combination Products. It is recognized that Licensed Products may be sold in combination with or as part of other therapeutically active substances or other diagnostically active substances, which other substances are covered by a claim(s) of a third party’s U.S. and/or foreign patent(s) or patent application(s) (hereinafter referred to as “Combination Products”). In determining the Net Sales of Combination Products, Net Sales shall first be calculated in accordance

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions with the definition of Net Sales in Section 1.12 for the Combination Products and then this amount is to be multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing (a) the current average price of the Licensed Product by (b) the sum of the separate current average prices of the Licensed Product and the other therapeutically active component or diagnostically active component which are contained in the Combination Product. The current average prices of the Licensed Product and the other therapeutically active or diagnostically active components which are contained in the Combination Product shall be for a quantity comparable to that contained in the Combination Product and of the same class, purity, and potency. When no current average price is available for a therapeutically active component or a diagnostically active component of a Combination Product, Licensee shall calculate a hypothetical average price for such component based upon relative manufacturing costs as are then allocated to such components and those components for which an average price is available. If, however, a Party determines that the above formula does not adequately and fairly reflect the value contribution of each component in a particular Combination Product, then the Parties shall negotiate in good faith a mutually acceptable modification of the formula for the determination of Net Sales of that particular Combination Product.

3.4 All sales of Licensed Products and Licensed Services by Licensee and Sublicensees shall be subject to the applicable earned royalty payments specified in this Agreement.

3.5 No multiple royalties shall be payable by Licensee because a Licensed Product’s manufacture, sale, or practice are or shall be covered by Valid Claims of more than one patent included under the Patent Rights licensed under this Agreement. It is recognized that a Licensed Product may have a combination of uses and/or applications and be covered by more than one of Sections 3.3.1, 3.3.2, and 3.3.3, (Multi-use Product). In determining the Net Sales of Multi-use Products, Net Sales shall first be calculated in accordance with the definition of Net Sales in Section 1.12 for the Multi-use Products and then this amount is to be multiplied by the percentage value of the particular use or application of the Licensed Product contained in the Licensed Product, such percentage value being the quotient obtained by dividing (a) the current average price of the Licensed Product for the particular use or application by (b) the sum of the separate current average prices of the Licensed Product for all uses or applications which are contained in the Multi-use Product. The current average prices of the Licensed Product for each use and/or application which is contained in the Multi-use Product shall be for a quantity comparable to that contained in the Multi-use Product and of the same class, purity, and potency. When no current average price is available for a particular use or application of a Multi-use Product, Licensee shall calculate a hypothetical average price for such application or use based upon relative manufacturing costs as are then allocated to such uses or applications and those uses or applications for which an average price is available. If, however, a Party determines that the above formula does not adequately and fairly reflect the value contribution of each component in a particular Multi-use Product, then the Parties shall negotiate in good faith a mutually acceptable modification of the formula for the determination of Net Sales of that particular Multi-use Product.

3.5.1 Semi-Annual Payments. Earned royalties will be accumulated, reported and paid by Licensee to University on a semi-annual basis within thirty (30) days following June 30th and December 31st of each Contract Year until the expiration or early termination of this Agreement. In the event that the total earned royalty earned in any Contract Year is less than the amount of the required minimum annual royalty due for that same Contract Year, then the Licensee shall pay the difference to the University in the December 31st royalty payment for that Contract Year.

3.6 Patent Expense Reimbursement. Licensee agrees to reimburse University for documented Patent Rights patent costs incurred by University for the preparation, filing, prosecution, issuance, and maintenance of Patent Rights patents. University shall furnish copies to Licensee of the legal billing invoices or statements received by the University from outside patent counsel for all such Patent Rights patent costs for which University seeks reimbursement from Licensee hereunder.

Licensee shall forward payment checks for reimbursement of patent costs to University at University’s notice address (Section 17) within thirty (30) days following the date of Licensee’s receipt of copies of the billing invoices for such patent costs from University.

3.7 Late Payments. Interest at the U.S. prime interest rate as set by the Federal Reserve Board shall accrue on the outstanding balance of any cash payment due to University under this Article 3 beginning on the date that such payment is overdue until such date as the overdue payment is received in full by University. Licensee shall calculate the interest owed and add that interest amount to the late payment made to University. No interest will be charged as a result of an audit unless Licensee has not been reasonably diligent in managing its payments to University under this Agreement.

3.8 Foreign Currency Conversion. The annual earned royalty amount due semi-annually to University, based on Licensee’s Annual Net Sales of Licensed Products or Services made in currencies other than U.S. dollars shall be calculated using the U.S. dollar equivalent rate quoted in the U.S. edition of the Wall Street Journal on the last banking day of the Calendar Year quarter immediately preceding that quarter in which the annual earned royalty payment is due and owing to University. If no such rate is quoted for a currency, then the amount due shall be calculated using the appropriate foreign exchange rate for each such currency quoted by the Chase Manhattan Bank of New York City’s foreign exchange desk, at the close of business on the last banking day of the calendar year quarter immediately preceding that quarter in which the earned royalty payment is due and owing to University.

ARTICLE 4.

PATENT PROSECUTION

4.1 University shall have the sole and exclusive right to have filed by outside patent counsel mutually acceptable to the University and Licensee any and all patent applications, both foreign and domestic, at the expense of Licensee, on any Patent Rights licensed under this

Agreement. Licensee shall be responsible for reimbursing University for all costs, fees and expenses, including attorney’s fees, incurred in connection with the filing and prosecution of any such patent applications and the maintenance of any patents issuing thereon. Licensee shall receive copies of all patent-related correspondence and patents from outside patent counsel at the same time that said correspondence is provided to University. University and Licensee agree to discuss such Patent Rights related correspondence in the event that either Party hereto determines that such discussion is necessary and appropriate.

4.2 At any time during the term of this Agreement, should Licensee elect to terminate its license rights to certain Patent Rights patent or patent application, either U.S. or foreign, Licensee shall notify University in writing of that election at least thirty (30) days prior to any known deadline for filing a response or taking any other necessary action in the Patent Office to file or maintain prosecution of a Patent Rights patent or patent application or the validity of an issued Patent Rights patent. Thereafter, University shall have the right, at its sole discretion and expense, to take over exclusive responsibility for the filing or prosecution of the aforesaid certain Patent Rights patent application(s) and the maintenance of issued Patent Rights patent(s).

4.3 The Parties will discuss and mutually agree on the filing of Patent Rights Patents. Should Licensee determine that it does not, for any reason, want the University to maintain certain Patent Rights patent or patent application, Licensee will promptly notify University of the company’s decision in writing and University shall thereafter have the exclusive right at its sole discretion and expense to maintain certain such Patent Rights patent or patent application, U.S. or foreign. Licensee’s license rights under certain such University supported Patent Rights patents shall cease as of the date that such written notification from Licensee is received by University.

4.4 At any time during the Term of this Agreement, should Licensee elect to abandon certain pending Patent Rights patent or patent application or patent issued thereon, either U.S. or foreign, it shall notify University in writing of that decision at least thirty (30) days prior to any deadline for filing any response or taking any other necessary action in any Patent Office in order to maintain prosecution of a pending application or validity of an issued Patent Rights patent. Thereafter, University shall have the right and option, at its sole discretion and expense, to assume exclusive responsibility for the prosecution of certain pending patent application(s) and the maintenance of certain such issued patent(s) that are abandoned by Licensee.

4.5 Patent Marking. Licensee shall mark, and shall require its Sublicensees to mark, Licensed Product or its packaging made and sold by Licensee (and/or by Sublicensees) with an appropriate marking identifying any issued U.S. or foreign patent or the pendency of any U.S. or foreign patent application forming any part of University’s Patent Rights. If products are not timely marked, then Licensee agrees to commence marking within 30 days after Licensee becomes aware of missing marks.

ARTICLE 5.

RECORD KEEPING AND REPORTS

5.1 Recordkeeping. Licensee shalt keep complete and accurate books of account containing all particulars which may be reasonably necessary for determining the royalties payable by Licensee to University. Said books of account shall be kept at Licensee’s principal place of business. Licensee shall require its Sublicensees selling Licensed Products and/or Licensed Services to also keep complete and accurate books of account containing all particulars which may be reasonably necessary for Licensee to determining the royalties payable to Licensee by its Sublicensees. Said books of account shall be kept at the Licensee’s or the Sublicensee’s principal place of business.

5.2 Audit. Said books of accounting and particulars of Section 5.1 shall be made available for review by University once per calendar during normal business hours, upon thirty (30) days written notice given by University to Licensee. Said books of accounting shall be retained by Licensee for a period of at least three (3) Contract Years following the end of the Contract Year to which they pertain, for inspection by an independent certified public accountant retained by University at University’s expense, for the purpose of verifying the accuracy of Licensee’s royalty payments to University. The accountant shall inform University if there has been an underpayment or an overpayment, and if so, the amount thereof and whether the books and records have been kept in a manner reasonably consistent with good accounting practices. The expense of any such inspection shall be borne by University; provided, however, that if the accounting audit discloses an error in excess of ten percent (10%) in favor of Licensee, then Licensee shall pay to University, in addition to the amount of any underpayment, the total cost of such accounting audit and inspection. Licensee shall require its Sublicensees to agree to similar audit provisions to those herein and permitting Licensee and/or the University access to said books of accounting and particulars.

5.3 Reports. Within thirty (30) days after June 30th and December 31st of each Contract Year, Licensee shall deliver to University true and accurate reports, giving such particulars of the business conducted by Licensee and its Sublicensees during the preceding six (6) months period under this Agreement as shall be pertinent to royalty accounting hereunder. These shall include at least the following:

5.3.1 Number of Licensed Product(s) and Licensed Services sold;

5.3.2 Net Sales of Licensed Product(s) and Licensed Services sold;

5.3.3 Deductions applicable as provided in Section 1.16 (Net Sales); and

5.3.4 Total royalties due and payable to University.

5.4 Except as provided in Section 3.1 and 3.2, with each such royalty report submitted, Licensee shall pay to University the earned royalties due and payable under this Agreement. If no earned royalties shall be due, Licensee shall so report.

5.5 Licensee will require its Sublicensees to furnish reports as necessary to enable it to comply with its own reporting obligations hereunder.

ARTICLE 6.

PROPRIETARY RIGHTS AND CONFIDENTIALITY

6.1 General. All Patent Rights patent applications, unpublished Know-How, Technical Information and Materials provided to Licensee by University in confidence under this Agreement shall be deemed to be University’s Confidential Information.

6.1.1 Licensee agrees to protect and keep secret University’s Confidential Information for a period of three (3) years from the date of receipt of the University’ Confidential Information by Licensee. Licensee may disclose University’s Confidential Information to third parties only in confidence, following the execution of a Confidentiality Agreement covering University’s Confidential Information between Licensee and said third party, and only as necessary for sublicensing, making, having made, using, distributing or selling Licensed Product(s) and/or Licensed Services and financing or other Licensee purpose related to the commercialization of the Licensed Products and/or Licensed Services. Licensee and its Sublicensees shall not use or disclose University Confidential Information for any purpose other than the purposes of this Agreement.

6.1.2 Dr. William S.M. Wold shall instruct in writing, with a copy provided to the University’s Associate Provost for Research Administration, all faculty, staff and students engaged in work at University relating to the Field under this Agreement that prior to their receipt of University Confidential Information and/or Licensee Confidential Information they will be required to execute a Confidentiality and Non-Disclosure Agreement with Licensee. Said Confidentiality and Non-Disclosure Agreement, which shall be pre-approved in writing by the University before it is used by Licensee, shall obligate them to maintain the University’s Confidential Information and Licensee’s Confidential Information in strict confidence and not to disclose said Confidential Information for any purpose whatsoever without obtaining prior written approval from Dr. William S.M. Wold.

6.2 Exceptions. Notwithstanding the forgoing, the confidentiality obligation hereunder shall not apply to any Confidential Information of either Party hereto which:

6.2.1 Is or becomes generally available to the public through no fault of or breach of this Agreement by either Party or its employees, consultants, agents, subcontractors, Affiliates or Sublicensees to whom said Confidential Information has been released; or

6.2.2 Is published or disclosed to the general public such as in trade or academic research journals, presentations at trade or academic seminars, or presentations at events open to the public, trade or academic community; or

6.2.3 Is disclosed by a third party having the lawful right to disclose the same, without obligation of confidentiality to either Party; or

6.2.4 Is disclosed by either Party to a government agency in order to comply with statutory, regulatory or judicial requirements or orders, including government requirements for market approval, clinical trials, certification, manufacture and/or distribution of Licensed Products or Licensed Services, for which either Party is unable lawfully to secure confidentiality; or

6.2.5 Is approved in writing for release by either Party with written approval by the other Party and then only to the extent that such written approval is granted by the other Party.

6.3 Confidentiality of Agreement. The Parties hereto further agree that the terms and conditions of this Agreement shall be treated as Confidential Information throughout the Term of this Agreement except to the extent (i) required by or for applicable disclosure laws; (ii) Licensee’s disclosure in confidence to Affiliates, Sublicensees, financing sources and investors; (iii) mergers and acquisitions involving Licensee, enforcement of the Agreement; or, (iv) as otherwise mutually agreed in writing by the Parties.

ARTICLE 7.

DILIGENCE

7.1 During the entire term of this Agreement, Licensee shall use all reasonable efforts and diligence to develop, secure requisite government approvals for, manufacture, distribute, promote demand for, and sublicense and sell Licensed Products and Licensed Services. In meeting its diligence and reasonable efforts obligations hereunder Licensee and its Sublicensees shall exercise reasonable and prudent business judgment.

7.2 Product Development Plan. Within three (3) months after the Effective Date of this Agreement Licensee shall submit a confidential product development plan (“Plan”) to University. The Plan shall set forth Licensee’s best estimate and forecasts of the primary tasks and schedule of milestones for the identification and development of Licensed Product(s) and Licensed Services. The Plan and any updates thereto shall contain the following minimum information:

7.2.1 Identification of Licensed Products and Licensed Services planned for commercial development;

7.2.2 Tasks to be performed by Licensee and its Sublicensees to commercially develop Licensed Products and Licensed Services including estimated time frames for pre-clinical studies, clinical trials, product development, market testing;

7.2.3 Tasks to be performed to achieve United States (and, as appropriate, foreign) regulatory approvals (including any IND applications, drug testing (Phases I, II, III), NDA filings or other certification for each Licensed Product and Licensed Service which requires such approvals, including time schedule; and,

7.2.4 Estimated time of First Commercial Sale of each Licensed Product and Licensed Service;

7.3 Plan Updates. Licensee shall update and report progress against the Plan to University in writing within thirty (30) days following December 31st of each Contract Year throughout the Term of this Agreement.

7.4 Diligence Prior to First Commercial Sale. Prior to the First Commercial Sale of any Licensed Product(s) or Licensed Service(s), Licensee shall be considered to be diligent with regard to development of such Licensed Product(s) and Licensed Services so long as Licensee updates and reports on progress against the Plan and so long as VirRx, its Affiliates and Sublicensees:

7.4.1 Continue to provide the adequate financial resources necessary to maintain reasonable progress in accomplishing the Plan, as it relates to each Licensed Product and Licensed Service; and,

7.4.2 Conducts and/or enables others to conduct the commercial product development activities required to maintain progress in accomplishing the Plan as it relates to each Licensed Product and Licensed Service.

7.5 Diligence after First Commercial Sale. Within two (2) years after the First Commercial Sale of a Licensed Product or Licensed Service, Licensee shall be considered diligent so long as Licensee meets or exceeds the minimum annual royalty payments required under this Agreement through sale of Licensed Products or Licensed Services. Should Licensee fail to meet this requirement, then University may declare that Licensee is not diligent.

7.6 Lack of Diligence. Should Licensee fail to exercise due diligence in the development or sales of Licensed Product(s) and Licensed Services based on the applicable criteria set forth in this Article 7.0, for any reason other than:

7.6.1 Withholding by a regulatory agency of approval, notwithstanding Licensee’s or its Sublicensee’s diligent effort to obtain such approval;

7.6.2 Unanticipated technical or scientific problems which have been reported to University in a timely and thorough manner; or

7.6.3 Other causes beyond the reasonable control of Licensee and its Sublicensees which have been reported to University in a timely and thorough manner; then

University may give notice to Licensee in writing stating that it has concluded that Licensee has not met its obligations of diligence, the bases therefor, and asking Licensee to show cause why the license(s) granted hereunder for which there has/have been a failure of due diligence should not be terminated. If within ninety (90) days of Licensee’s receipt of such written notice from University the Parties have been unable to resolve the matter in a mutually acceptable manner through good faith negotiations, then the Parties shall submit the matter to binding arbitration as provided in Article 18. The binding arbitration shall only be with respect to the particular Licensed Product(s) or Licensed Services at issue and shall not affect Licensee’s license under this Agreement with respect to any non-disputed Licensed Product(s) or Licensed Services.

ARTICLE 8.

TERMINATION

8.1 Termination by Licensee. Licensee may terminate this Agreement with or without cause by giving University notice in writing at least sixty (60) days in advance of the effective date of termination selected by the Licensee, Any and all minimum royalties and earned royalties and patent costs relating to Patent Rights patents which are due and owing from Licensee to the University as of the date of termination shall be reported and paid by Licensee to the University within thirty (30) days following the date of termination.

8.2 Termination by University. University may terminate this Agreement by giving Licensee sixty (60) days prior written notice, in the event that Licensee:

8.2.1 Is in material default in the payment of royalties required hereunder or in providing required reports; or

8.2.2 Is in material breach of any provision hereof; and Licensee fails to remedy any such default, breach, failure or false report within sixty (60) days after receipt of written notice thereof by University; then, University may, at its option and in addition to any other remedies it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to Licensee and such termination shall become effective as of the date of such termination notice.

8.3 Survival. Surviving any termination of the Agreement are:

8.3.1 Licensee’s obligation to pay earned royalties and/or minimum royalties, Patent Rights patent costs, and interest accrued or accruable hereunder prior to the date of such termination;

8.3.2 Any cause of action of claim of Licensee or University, accrued or to accrue, because of any breach or default by the other Party; and,

8.3.3 The provisions of Articles 3, 6, 13, 14, 16 and 18.

8.4 Materiality of Breach. Material breach of a provision of this Agreement shall include, but not be limited to, Licensee’s failure to:

8.4.1 Fulfill any due diligence requirement of Article 7.0;

8.4.2 Make required payments to University in the lime required by Article 3.0;

8.4.3 Maintain confidentiality as required by Article 6.0;

8.4.4 Obtain University approval wherever required;

8.4.5 Provide the Product Development Plan as required by Articles 7.2 and 7.3;

8.4.6 Provide reports and maintain records as required;

8.4.7 Maintain insurance required in Article 14; or

8.4.8 Provide appropriate patent/patent application pending markings.

8.5 Early Termination. If this Agreement is terminated by either Party as herein provided, VirRx and its Affiliates and Sublicensees shall have the right to use or sell all Licensed Product(s) and Licensed Services which are on hand or in the process of manufacture at the time of the early termination, provided that Licensee shall be obligated to pay University royalties on such sale(s) as set forth in this Agreement if, at that time, there remains in existence any issued Patent Rights patents covering the transfer of such Licensed Product(s) and/or Licensed Services.

8.6 Expiration. After the expiration (but not the early termination) of this Agreement, Licensee and Sublicensees shall have the right to make, use and sell any commercial product(s) that would have constituted Licensed Products or Licensed Services prior to expiration of the last to expire of the Patent /Rights and/or upon final determination that there then remain no valid, enforceable and infringed Patent Rights covering Licensed Product(s) and/or Licensed Services, without any obligation to pay royalties thereon.

ARTICLE 9.

PATENT INFRINGEMENT

9.1 Notice of Infringement. Each Party hereto shall immediately inform the other party promptly in writing of any alleged infringement of the Patent Rights by a third party of which it becomes aware and of any available evidence thereof.

9.2 Enforcement. University hereby grants to Licensee, and Licensee hereby accepts, the right to institute, defend both University and Licensee, and conduct any legal action by or against third party infringers of the Patent Rights patents and patent applications, by way of original claim or counterclaim, and enter into such settlement agreements subject to Section 9.4, provided that Licensee shall keep University fully and timely informed as to any such legal action or settlement. In the event that either Licensee or University, as a result of a judgment, or as a result of a reasonable settlement entered into in good faith arising out of litigation initiated or threatened to enforce Licensed Patent(s) herein granted, recovers damages from a third party in respect of any of the Licensed Patent(s), such damages shall be first used to reimburse the party initiating the enforcement for costs, fees, expenses, and losses associated with the enforcement and then the costs, fees and expenses related to the enforcement of the Party not initiating the enforcement, next to pay the documented lost profits or damages of the Party initiating the enforcement, then all outstanding royalties withheld by Licensee from University prior to resolution of the suit, and any remaining amount after payment of all of the above shall then be shared equally by the Parties. In any such action, Licensee shall be entitled to join University as a party plaintiff, and each Party shall be obligated to reasonably assist the other Party in any such action.

9.3 Infringement Claims. In the event of the institution of any suit by a third party against University, Licensee or any Affiliate or Sublicensee for patent infringement involving the manufacture, use, sale, import or distribution of any Licensed Product, or enforcement or defense of Patent Rights, the party sued shall promptly notify University and Licensee, as applicable, in writing. The party defending any infringement suit shall defend the other Party in any such action and shall have sole and exclusive responsibility for the selection of legal counsel and the control of the suit. The Party not defending such suit shall have the right to have counsel of its choosing at its expense to review and monitor the suit and consult with the counsel designated by the Party defending such suit as such suit progresses. University and Licensee shall assist one another and cooperate in any such litigation at the other’s reasonable request and at the expense of Licensee. In the event that Licensee defends such suit, Licensee shall initially bear the cost of any such proceeding but shall have the right to deduct the reasonable costs incurred by Licensee solely from the earned royalties owed for that Licensed Product. Such deduction shall in no event [***] ([***]%) of the total earned royalties owed to the University for the accused Licensed Product for any given Contract Year and provided further that such excess over [***] ([***]%) may reduce the total earned royalties due to University from Licensee for said Licensed Product in succeeding Contract Years, but never by more than [***] ([***]%) of the total earned royalties due to University in any given Contract Year. The foregoing notwithstanding, in no event shall the minimum annual royalty (Section 3.1) owed by Licensee to University under this Agreement be subject to any such deduction.

9.4 Consent. No settlement, consent, or other voluntary final disposition of any action brought by one Party under this Agreement may be entered into without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

9.5 Withholding. In the event that Licensee undertakes enforcement and/or defense of the Patent Rights by litigation (including judicial action or arbitration), Licensee may withhold up to one-half (50%) of the royalties otherwise thereafter due to University and apply the same toward reimbursement of Licensee’s fees, costs and expenses in connection therewith. In the event of such withholding, any recovery of damages (including award to compensate for legal fees, costs, and expenses) by Licensee for any such action shall be applied first in satisfaction of any unreimbursed attorney’s fees, costs, and expenses incurred by Licensee, then to the attorneys’ fees, cost and expenses of University relating to the action, third toward the pro rata reimbursement of University and Licensee for 1) any royalties past due and 2) to the documented lost profits or damages of the Licensee. The balance remaining from such recovery after such application, if any, shall then be divided equally between Licensee and University.

9.6 Declining Enforcement/Defense. Should Licensee decline to undertake enforcement and/or defense of the Patent Rights, Licensee shall notify University in writing of its decision and thereafter, University shall have the right, but not the obligation, to prosecute at its own expense all

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions infringements of the Patent Rights and, in furtherance of such right, Licensee agrees that University may include Licensee as a party plaintiff in any such action, without expense to Licensee. The total cost of any such action commenced or defended solely by University shall be borne by University and University shall first use any recovery or damages for past infringement and any awards to reimburse fees, costs, and expenses of University, second the fees, costs, and expenses of Licensee; and third to pay for University’s lost royalties or damages; any remaining amount from such recovery, if any, shall be divided equally between University and Licensee.

9.7 Declining Invalidity/Non-Infringement. Should an action be brought alleging invalidity or non-infringement of any of the Patent Rights be brought against Licensee and Licensee declines to undertake defense of the Patent Rights, Licensee shall notify University of is decision and thereafter, University at its option, shall have the right, within the time allowed for answer after commencement of the action, to intervene and take over the sole defense of the action at its own expense. The total cost of any such action commenced or defended solely by University shall be borne by University and University shall first use any recovery or damages for past infringement and any awards to reimburse fees, costs, and expenses of University; second, to reimburse the fees, costs, and expenses of Licensee derived there from and third to pay for University’s lost royalties or damages; any remaining amount from such recovery, if any, shall be divided equally between University and Licensee.

9.8 Cooperation. In any infringement action that either Party may institute to enforce the Patent Rights the other Party shall, at the request and expense of the Party initiating such action, cooperate in all reasonable respects and, to the extent possible, have its employees testify when requested and make available copies of relevant records, papers, information, as well as samples, specimens, and the like.

9.9 Sublicenses. Licensee, during the Term of this Agreement shall have the sole right, in accordance with the terms and conditions of this Agreement, to sublicense to any accused or alleged infringer of the Patent Rights in the Territory and solely for the Field of Use.

ARTICLE 10.

USE OF NAMES

Nothing contained in this Agreement shall be construed as conferring any right on any Party hereto to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of a Party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless prior written permission of the other Party has been obtained. The use of the name Saint Louis University or SLU by Licensee is expressly prohibited for such use without prior written approval of University. The foregoing notwithstanding, Licensee may use the name of Saint Louis University or SLU, as necessary and appropriate for conduct of its business, including but not limited to, use in collaborative research contracts, Licensee’s business plan, sublicensing, and in technical publications and acknowledgments.

ARTICLE 11.

REPRESENTATIONS AND WARRANTIES

11.1 University warrants that to the best of its knowledge and belief as of the Effective Date, that it is the owner of the Patent Rights, Materials, Technical Information and Know-How licensed tinder this Agreement and that as of the Effective Date the Patent Rights naming University as assignee are free of any liens, encumbrances, restrictions or other legal or equitable claims against University except for rights reserved by the U.S. Government by law derived from research performed under a Federal research funding agreement as provided in Title 35, United States Code.

11.2 Each Party represents and warrants that to the best of its knowledge and belief as of the Effective Date, it has the right and authority to enter into this Agreement.

11.3 Each Party represents and warrants that to the best of its knowledge and belief as of the Effective Date, the making of this Agreement does not violate any separate agreement it has with any other person or entity.

11.4 Exceptions. Nothing in this Agreement shall be construed as:

11.4.1 A warranty or representation by University as to the patentability, validity or scope of any of University’s Patent Rights or other intellectual property;

11.4.2 A warranty or representation by the University that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third party intellectual property rights; or

11.4.3 An obligation of the University or Licensee to bring or prosecute actions or claims against third parties for infringement, misappropriation, or misuse or intellectual property rights.

11.5 Except as expressly set forth in this Agreement, University makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of Licensed Product or Licensed Services will not infringe any patent, copyright, trademark, or other rights of a third party.

11.6 Neither Party shall have any recourse against the other Party for any loss, damage, or costs which may be suffered or incurred by utilizing any of the lights or licenses granted by this Agreement. Neither Party shall have any liability or recourse against the other arising from any lawsuit brought against one of the Parties by reason of its exercise of rights under this Agreement.

ARTICLE 12.

ASSIGNMENT

This Agreement may not be assigned by either Party without the prior written consent of the other Party except that the Licensee is permitted to assign this Agreement to any Affiliate or to another party which acquires all or substantially all of that portion of Licensee’s business to which this Agreement pertains, whether by merger, sale of assets or otherwise provided, however, that Licensee is not in material default of any of the provisions of this Agreement. In the event of any such assignment to an Affiliate, Licensee shall guarantee the full performance of all of the obligations herein by such Affiliate by making such guaranteed performance a condition to the assignment.

ARTICLE 13.

INDEMNITY

13.1 Licensee shall indemnify, defend, and hold University and its trustees, faculty, staff and students harmless from and against any and all claims, demands, actions, costs, or liabilities, in whatever form (hereinafter “Claim”) including attorneys fees and court costs at both trial and appellate levels for any loss, damage, or injury, to persons or property, or loss of life, either caused by the acts or omissions of Licensee, its officers, agents, or employees, or its Affiliates or its Sublicensees, or their officers, employees, or agents, or by third parties acting on behalf of , or under authorization from, Licensee, whether by grant of sublicense or otherwise, or caused by any products or portions of products developed, manufactured or sold by Licensee or its Affiliates or Sublicensees from information or materials received from University, including Licensed Products, except if such Claim, costs or liabilities are due to the negligent acts of any indemnified party; provided that (i) University promptly notifies Licensee in writing after University receives notice of any Claim, and (ii) Licensee is given the opportunity, at its option, to control the defense and trial of any Claim and any related settlement negotiations, provided however, that with respect to any Claim, or portion thereof Licensee shall have the right to have sole control of the defense, trial, and any related settlement negotiations, and (iii) University reasonably cooperates with Licensee in the defense of any such Claim.

13.2 University shall indemnify, defend and hold harmless Licensee, its Affiliates and Sublicensees, and their respective directors, officers, employees, consultants, representative, and agents, and each of the aforementioned person’s successors, heirs and assigns (collectively “Licensee Indemnities”), harmless from and against any and all claims either caused by the acts or omissions of University, its employees, officers, trustees, representatives, faculty members, agents, students and post-doctoral fellows, arising out of the conduct of University research or caused by University as a result of its breach of this Agreement or negligent or intention acts or omissions, except if such claims are due to the intentional or grossly negligent actions or inaction of any Licensee Indemnitee; provided that (i) Licensee promptly notifies University in writing after the Licensee receives notice of such claim, and, (ii) University is given the opportunity, at its option, to control the defense and trial of any claim and any related settlement negotiations, provided however, that with respect to any claim, or portion thereof, University shall have the right to have sole control of the defense, trial and any related settlement negotiations, and (iii) Licensee shall reasonably cooperate with University in the defense of any such claim.

13.3 Licensee shall require indemnification for itself from its Affiliates and Sublicensees which is appropriate to the risks inherent in any activities involving Licensed Products and/or Licensed Services undertaken by such Affiliates and/or Sublicensees.

ARTICLE 14.

INSURANCE

14.1 Licensee shall at all times comply, through insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, Licensee and/or Sublicensee shall obtain and maintain, immediately prior to the first human clinical trial of Licensed Product(s), Broad Form Commercial General Liability Insurance, including Products Liability Insurance and Cross Liability and Severability Endorsements, with a reputable and financially secure insurance carrier(s) having at least an excellent rating, a financial performance rating of at least Strong, and an A.M. Best Class Superior Rating of at least X, to cover the activities of Licensee and its Sublicensee(s). This insurance requirement may be fully met by such insurance coverage being provided to Licensee by Sublicensees and VirRx’s Affiliates. In addition to the foregoing, Licensee and its Sublicensees shall obtain and maintain, Broad Form Comprehensive General Liability Insurance, including Products Liability Insurance and Cross Liability and Severability Endorsements, with a reputable and financially secure insurance carrier(s) rated at least AV by the activities of Licensee and its Sublicensees. Such insurance shall name Licensee and Saint Louis University as additional insureds. If there is an additional charge for being named an additional insured, the University, upon receiving prior notice, may determine in its sole discretion, whether or not University desires to be an additional insured. In the event that it decides to be an additional insured, University shall pay for any additional charges for being named an additional insured.

Such insurance shall provide to each Licensee and Sublicensee minimum annual limits of liability in the following amounts for the following activities:

I. Licensed Products and Licensed Services relating specifically to laboratory research products or veterinary use products and Licensed Services including laboratory research and laboratory screening: $2 million per occurrence and $3 million in the annual aggregate.

II. Licensed Products and Licensed Services relating to in vitro human diagnostic test products and services, and human clinical trials: $3 million per occurrence and $7 million in the annual aggregate.

III. Licensed Products and Licensed Services relating to human therapeutic products and/or human prophylactic (vaccine) products: $3 million per occurrence and $10 million in the annual aggregate.

Licensee or Sublicensee, as appropriate, shall provide a certificate of such insurance on an annual basis to University, and shall provide a complete copy of such insurance policy to University as soon as one is available. No policies or plans of insurance required hereunder may be canceled or materially revised without prior written notice of such cancellation or revision being provided to the University.

All such policies or plans of insurance shall apply to all occurrences of all activities set forth above and shall be purchased and kept in force for either 1) until an extended reporting endorsement is purchased covering the period until the last commercial sale of the applicable Licensed Products and/or Licensed Services, or 2) the following periods:

(a) As to insurance on a claims made basis for Licensed Products relating specifically to laboratory research products or veterinary use products and Licensed Services including laboratory research and laboratory screening, for a period of two (2) years after (1) the last commercial sale of the aforesaid Licensed Products (on a Licensed Product-by-Licensed Product basis) and/or Licensed Services (on a laboratory Licensed Service-by-Licensed Service basis), or, (ii) the termination or expiration of this Agreement, whichever occurs earlier;

(b) As to insurance on a claims made basis for Licensed Products and Licensed Services relating to in vitro human diagnostic test products and services, and human clinical trials, for period of five (5) years after (i) the date of the last commercial sale of the aforesaid Licensed Products (on a Licensed Product by Licensed Product basis), or, (ii) the termination of this Agreement, whichever occurs earlier;

(c) As to insurance on a claims made basis for Licensed Products relating to human therapeutic products and/or human prophylactic (vaccine) products, for a period of seven (7) years after (i) the last commercial sale of the aforesaid Licensed Products (on a Licensed Product-by-Licensed Product basis), or, (ii) the termination of this Agreement, whichever occurs earlier.

14.2 The minimum coverage requirements do not limit an entity’s liability or the scope of an entity’s duty hereunder to indemnify any other entity.

ARTICLE 15.

EXPORT CONTROL

University is subject to U.S. laws governing the exportation of technical data, computer software, laboratory prototypes and other commodities and its obligations under this Agreement are contingent upon compliance with applicable U.S. export laws and other applicable government regulations. The export of certain technical data and commodities outside the United States may require a license from the cognizant agency of the U.S. Government and/or written assurances by Licensee that Licensee will not transfer data or commodities to persons or entities within certain foreign countries without prior approval from such agency of the U.S. Government. University neither represents that a license shall be required nor that if such license is required it shall be issued.

ARTICLE 16.

U.S. GOVERNMENT RIGHTS

The Patent Rights covered by this Agreement are subject to certain rights reserved by the U.S. Government by operation of certain laws including 35 U.S.C. No. 200-212 and implementing regulations. University and Licensee agree to include a statement in any Patent Rights patent application throughout the world substantially conforming to this legend: “This Invention has been made in part with support under grant (contract) numbers                      awarded by the NIH. The U.S. Government may have certain rights in the Invention.”

ARTICLE 17.

NOTICES

Any notice to either Party must be in writing and signed by the Party giving it, unless otherwise stated in this Agreement. Notice shalt be addressed as follows:

To Saint Louis University:	To VirRx, Inc.:

Dr. Robert O. Webster	Dr. William S.M. Wold
Associate Provost for Research Administration	President
Saint Louis University	VirRx, Inc.
Health Sciences Center	1609 Adgers Wharf Drive
3556 Caroline Street, Room C-110	St. Louis, Missouri 63017
St. Louis, Missouri 63104

Notice shall be deemed effective (1) on the day of hand delivery of such notice, or (2) three (3) business days after such notice has been mailed by regular U.S. mail, certified mail return receipt requested or (2) two business days after the notice has been deposited with U.S.P.S. express mail or a private express courier. Either Party may change its notice address immediately upon provision of written notice of address change given to the other Party.

ARTICLE 18.

ARBITRATION

If a dispute arises between the Parties relating to the interpretation of or performance of this Agreement, except with respect to the validity or enforceability of any Patent Rights, representatives of the Parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Rules of the American Arbitration Association (“AAA”), by one (1) independent arbitrator in St. Louis, Missouri. Such arbitrator shall be selected by the mutual agreement of the Parties, or failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. Such arbitration shall be concluded within six (6) months following the filing of the initial request for arbitration. The Parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, either Party has the right to seek equitable remedies of injunctive relief or specific performance in any court of competent jurisdiction.

ARTICLE 19.

MISCELLANEOUS PROVISIONS

19.1 Agency. Neither Party shall be deemed to be an agent of the other Party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other Party’s credit or incur any obligation on behalf of the other Party.

19.2 Limitation of Liability. Each Party shall be liable to the other only for actual damages and not for any special, consequential, incidental or indirect damages arising out of this Agreement, however caused, under any theory of liability.

19.3 Severability. The provisions of the Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

19.4 Force Majeure. If the performance of any obligation under this Agreement is prevented or impaired by acts of war, riot, acts or defaults of common carriers, or governmental laws, acts or regulations (including refusal to approve application for, or withdrawal or suspension of government approval of the sale of the Licensed Products and/or Licensed Services), such Party shall be excused from performance as long as such cause continues to prevent or impair performance; provided, however, the Party claiming such excuse shall hereto promptly notify the other Party of the existence of such cause and shall at all time use diligent efforts to resume and complete performance. Notwithstanding the foregoing, this Section 19.4 shall not affect Licensee’s obligation to pay royalties in accordance with Article 3 hereof.

19.5 Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Missouri.

19.6 Law Compliance. Licensee and its Sublicensees shall comply with all laws, ordinances, rules, orders and regulations of federal, state and municipal governments, and of any and all of their departments, divisions, bureaus, agencies and subdivisions applicable thereto.

19.7 Waiver. No omission or delay by either Party to this Agreement in requiring due or punctual fulfillment of the obligations of the other Party shall be deemed to constitute a waiver by such Party of its rights to require such due and punctual fulfillment subsequently, or of any other of its remedies hereunder. None of the terms of this Agreement can be waived except by mutual written consent of the Parties.

19.8 Responsibility. University has no responsibility for product development, servicing, distribution or marketing, or any decisions made or strategies developed in areas related to Licensed Products and Licensed Services.

19.9 Entire Agreement. The Parties acknowledge that this instrument sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by both of the Parties hereto.

NOTICE OF ARBITRATION. THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives effective as of the Effective Date hereof.

For: Saint Louis University

By:	/s/ Robert O. Webster
Robert O. Webster, Ph.D.
Associate Provost for Research Administration

Date:	2-26-02

For: VirRx, Inc.

By:	/s/ William S.M. Wold
William S.M. Wold, Ph.D.
President

Date:

(Appendices 1 and 2 follow this page)

APPENDIX 1

University’s Patent Rights:

1. U.S. Provisional Application, Serial No. 60/088,993 (filed July 9, 1997), titled “Use of Adenovirus RID Protein to inhibit Functions of Fas”, inventor William S.M. Wold et al.; and,

2. U.S. Patent Application, Serial No. 09/111,911 (Priority to 60/088,993; filed on July 8, 1998), titled “Inhibiting Apoptosis with Adenovirus RID Protein”, William S.M. Wold et al.;

3. PCT Patent Filing, Serial No. PCT/US98/14239 (Priority to 60/088,993; filed on July 8, 1998), titled “Inhibiting Apoptosis with Adenovirus RID Protein”, William S.M. Wold et al.;

4. U.S. Patent Application, Serial No. 09/351,778 (filed July 12, 1999), titled “Replication-Competent. Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Konstantin Doronin, and Ann E. Tollefson; and,

5. PCT-CIP Patent Application, Serial No. PCT/US00/18971 (filed July 12, 2000), titled “Replication-Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Konstantin Doronin, and Ann E. Tollefson; and,

6. U.S. Provisional Application, Serial No. 60/233,872 (filed September 20, 2000), titled “A Method to Restrict the Replication of Replication-Competent Adenovirus Vectors to Neoplastic Cells, co-inventors William S.M. Wold, Karoly Toth, Mohan Kuppaswami and Konstantin Doronin.

APPENDIX 2

Adenovirus RID Protein

Plasmids
10.4, 14.5	GC 14.5 Neg. #6
11.6	GC 14.5 pos. #7
11.6 M56	GEM 32f (+) A5 HB Dam-
11.6 mut	GEM 32f (+) A5 HB-Ecc
220156 P-Q	GEM 32f (+) –Xba #3
47CTSH3 Box	Gem A5 EB- (#2, 3)
47NTSH3 Box	GEM A5 HB
565T	GEM A5 HB Dam-
67CTSH3 Box	Gem A5-HB- neg dam-
67NTSH3 Box	GEM A5 HB pos
761 pSVcIE2 #2	GEM A5 HB –Xba Dam-
Ad5ADP 61-101	Gen Bg1 II #1
ADP 41-101	GM 2163
ADP 61-101	GM 463 DM-
ADP 61-91	H-31
BHG E3	H5dl1015 798 1754
C-	HA1
C+	hFas pcDNA3
C+ wt HUB-gluc	hIce wt. DNA in pGEM3
CD8/E19 14.5 cyto #3	I
c-DNA I/Amp 5c	L
CEP4 14.5 116 neg	Mc1061/p3 no Amp
CEP4 14.5 116 pos.	MT#1
CEP4 14.5 116, 123	MT2 A5 14.5 Y-A #1
CEP4 14.5 123 neg.	MV-Gal ER VP
CEP4 14.5 123 pos.	Myc RIP Δ
CMV 11.6 (neg. and pos.) (multiple isolates)	Myc TRADD prk5
CMV 11.6 M56	p 2R1D/3.1 amp-r
CMV gp19K (pos. and neg.)	p 5R1D/3.1 amp-r
CMV-Eco Poly A-1	p111(BglII)TPLtTK
D-	p111(XbaI)TPLtTK
D+	p111(XbaI)tTK
D+ wt hub-gluc	p231-6.7k
DG 103	p231-6.7k-ΔSH
DN10 14.7	p334-6.7k
EcA02	p334-6.7k-ΔSH
FAS FD5 Flag -tag	P5A GFP #3
FG 140	p722-M56-ADP
Flag HT3 Rk5	p741ΔHX
Flag-RIP Rk5	p741ΔHX-6.7k

p741ΔHX-ADP	pCEP 10.4, 14.5 S-A 116 Neg. KOZ
p741ΔHX-M56	pCEP 10.4, 14.5 S-A 123 neg. KOZ
pACT2-Clathrin(partial)	pCEP4 10.4 #16 pos.
pACT2-hMad2B	pCEP4 10.4 neg.
pACT-Mu2(human)	pCEP4 10.4, 14.5
PB N27 Ad 5 BamHI-Nael	pCEP4 10.4, 14.5 123 S-A KOZ
pB42AD-Rid-β(73-132)	pCEP4 10.4, 14.5 KOZ
PBabe puro	pCEP4 10.4, 14.5 Neg.
pBAGE3	pCEP4 10.4, 14.5 Sal. 7001 #3
pBMT-10.4K	pCEP4 14.5
pBMT-14.5	pCEP4 14.5 116 +
pBMT-14.7	pCEP4 14.5 116 neg. #1
pBridge-Rid-β(73-132)-Rid-α(61-91)	pCEP4 14.5 123 #8
pBS.sk+.TERT	pCEP4 14.5-116 pos.
pBS.sk+PSA enhancer	pCEP4 S-A 10.4, 14.5 116, 123
pBS.sk+PSA.promoter	PCI 10.4 4
pC 22T	pCI 10.4, 14.5
pcAd5 αβ amp-r	PCI 10.4, 14.5 #1
pCATbasic.PSA.enhancer.promoter	pCI 14.5 neg.
pCATbasic.TCF	pCI 14.5 pos.
pCATbasic.TERT	PCI 14.7 #1
pcDNA 3.1/zeo/CAT	pCI Ad2 αβ amp-r
pcDNA I/amp sc	pCI Ad5 αβ-amp-r
pcDNA amp-Cat	PCI gp19K
pcDNA3 Ad5 #10	pCI in DH5α
pcDNA3 Ad5 #9	pCI in FasL
pCDNA3.1 LA-NGFR (-)	PCI N4
pCDNA3.1 LA-NGFR (+)	PCI P5A GFP #1 (neg.)p5AB-geo Dam-
pcDNA3.1/zeo	pCMV-10.4
pCDNA3.1-Myc-12.5K	pCMV-10.4 11.B
pCDNA3.1-Myc-hMad2B	pCMV-14.5
pcDNA3-ADP	pCMV-14.7
pcDNA3-HA-Mu2(110-435)(human)	PCR 10.4
pcDNA3-HA-Mu2(human)	PCR 10.4, 14.5 KOZ-B S-A 116
pcDNA3-HA-Mu2(mouse)	PCR 10.4, 14.5 KOZ-B S-A 116, 123
pCDNA3-hMad2B	PCR 10.4, 14.5 KOZ-B S-A 123
pcDNA3-Mu2(human)	PCR 10.4, 14.5 S-A 116, 123
pcDNA3-Mu2-Flag(human)	PCR 11.6 #1
pcDNA3-RID-α(61-91)Flag	PCR 11.6 M56 Bam
pcDNA3-RID-αFlag	PCR 14.5 116
pcDNA3-RID-β	PCR 14.5 116, 123 #4
pcDNA3-RID-β(124,127YL-AA)	PCR 14.5 116, 123 #8
pcDNA3-RID-β(124Y-A)	PCR 14.5 123 #4
pcDNA3-RID-β(127L-A)	PCR A2 11.6
pcDNA3-RID-β(73-132)-T7	PCR A5 10.4 HA #1
pcDNA3-RID-β-T7	PCR A5 10.4 Y2 cyto #6

2

PCR A9 14.5	PCR II cyto #1
pCR Blunt-hu-GAPDH	PCR II gpl9K #10
PCR CMV DC12	PCR II gp19K 31 #9
PCR CMV HA-Nip I	PCR II Ne
PCR H31	PCR II TM #1
PCR II #7 LL-AA A	PCR II TM #6
PCR II 10.4 HA #3	PCR II TM 14.5 A #6
PCR II 10.4 HA Apo #3	PCR II TM 14.5 B #1
PCR II 10.4, 14.5 #5	PCR II Y-A
PCR II 11.6 #2	PCR III 10,4 (neg.)
PCR II 11.6 HA #4	PCR III 10.4 (pos.)
PCR II 11.6 HA #7 Dam-	PCR III 14.5 116 #6 (Neg.)
PCR II 11.6 M56 #2	PCR III 14.5 116-123 #10 Neg.
PCR II 127L-A	PCR III 14.5 116-123 #2 Pos.
PCR II 14.5	PCR III 14.5 123 #3
PCR II 14.5 #1	PCR III 14.5 123 #3 Neg.
PCR II 14,5 “B”	PCR III 14.5 123 #4 Pos.
PCR II 14.5 112 #1	PCR III 14.5 neg.
PCR II 14.5 112 #2	PCR III 14.5 pos.
PCR II 14.5 114 #3	PCR III 14.5-116 pos. Dam-
PCR II 14.5 116, 123	PCR III H31 #1
PCR II 14.5 116, 123 #3 Bx	PCR II-Nae I 1-1
PCR II 14.5 116, 123 neg.	pCRII RIDα LLAA
PCR II 14.5 116, 123 neg. Bx	PCT 10.4
PCR II 14.5 116-123 Bx II 3+	pdlE4.probasin.promoter/PSA enhancer
PCR II 14.5 88 #3	pdlE4P
PCR II 14.5 88 #6	pdlE4TERT
PCR II 14.5 N-A #1	pEla in puc
PCR II 14.5 YL-A	pED (dl722)
PCR II 14.5 YL-A #8	pED 7019.31
PCR II 14.5-116 neg. Bx	pED Apvu cla 31 #3
PCR II 14.5-116 pos. Bx	PED Apvu Cla 31 Dam-
PCR II 14.5-123	PED Apvu Cla Dam-
PCR II 14.5-123 neg. Bx	pED mouse IL-6
PCR II 14.5-123 neg. Bx #4	PED ΔPvu Cla Dam-
PCR II 14.5-123 pos. #3	pED/7.5
PCR II 14.5-123 pos. Bx	pET-14.7K
PCR II 14.7	pET-15b
PCR II 14.7 37+10 #3	pET-Mu2(110-435)His
PCR II 31 #1	pFasL cDNA in pGEM T
PCR II 37	pFLAG CMV-RIDβ
PCR II 37+10	pFlag-CMV2-12.5K
PCR II A2 MT2 11.6 #1	pFlag-CMV2-ADP
PCR II A2 MT2 11.6 M56	pFlag-CMV2-hMad2B
PCR II A2-MT2 11.6 M56 #1	pG(T7) 14+ Duplex
PCR II A5 10.4 HA LL-AA T mut neg	pGAD424 –Ad2ADP 61-101

3

pGADGH-FKHL7(partial)	pGEM A5XD 14.5 116-123
pGADGH-hMad2B	pGEM A5XD 14.5 116-123 #1
pGAD-RID-β(73-132)	pGEM A5XD 14.5 123 Dam-
PGBT9 A9 14.5 (#5, #8)	pGEM A5XD 14.5 Y-A Dam-
pGBT9-12.5k	pGEM A5XD 14.5 YL-A Dam-
pGBT9-Ad2ADP 61-101	pGEM A5XD HB 14.5 116 #2
pGBT9-hMad2B	pGEM A5XD-N.S. Dam- #2
pGBT9-RID-β(61-91)	pGEM-10.4K
pGBT9-RID-β(110-127)	pGEM-14.5K
pGBT9-RID-β(110-132)	pGEM-14.7K
pGBT9-RID-β(110-132DDAA)	pGEM3 mouse IL-6
pGBT9-RID-β(110-132LA)	PGEMTPLtTK
pGBT9-RID-β(110-132SA)	PGEMTRAIL
pGBT9-RID-β(110-132YA)	pGex A5 14.5 cyto Del 061
pGBT9-RID-β(73-132)	pGEX A7 14.5 cyto Del 061
pGBT9-RID-β(KR)	pGEX-14.7K
pGBT9-RID-β(KR)112PA	pGEX-3X
pGBT9-RID-β(KR)114PA	pGEX-4T3-hMad2B
pGBT9-RID-β(KR)116,123SSAA	pGEX-4T3-RID-α(61-91)
pGBT9-RID-β(CR)116SA	pGEX-4T3-RID-β(110-127)
pGBT9-RID-β(ICR)123SA	pGEX-4T3-RID-β(110-132)
pGBT9-RID-β(KR)124, 127YLAA	pGEX-4T3-RID-β(110-132DDAA)
pGBT9-RID-β(KR)124YA	pGEX-4T3-RID-β(110-132LA)
pGBT9-RID-β(KR)127LA	pGEX-4T3-RID-β(110-132SA)
pGBT9-RID-β(KR)131,132DDAA	pGEX-4T3-RID-β(110-132YA)
pGBT9-RID-β(KR)88PA	pGEX-4T3-RID-β(73-132)
pGEM (14.7) Duplex + HIII	pGEX-GXP (different vector)
pGEM 3Z(f)-NE #1	pGEX-KG (also different vector)
pGEM 72F (+) HB101	pGRE 11.6 #3 neg.
pGEM AS HB 14.5 116-123 #7	pGRE 11.6 #6
pGEM A5 HB 14.5 127 L-A #5	pGRE 11.6 M56 #6 neg.
pGEM A5 HB 14.5 Y-A #1	pGRE 11.6 M56 #6 pos.
pGEM A5 HB -Xba 14.5 116 #2	ph SPC 3.7
pGEM A5 HB -Xba 14.5 127 L-A #5	PILE 4J
pGEM A5 HB -Xba 14.5 YL-A	pKl E3 region
pGEM A5 HB -Xba 14.5 YL-A #1	pK123 CMV in E4
pGEM A5 1113 -Xba Dam-	pK626 CMV in E4 BamH1 to end
pGEM A5 HB -Xba Dam- 14.5 -123	p1721 734.1 E3
pGEM A5 HB -Xba Dam- 14.5 L-A	p181 CMV E3
pGEM A5 HB -Xba Dam- 14.5 Y-A	p191 VARNA + RSV lacZ + CMV E3
pGEM A5 HB -Xba Dam- YL-A	p192 VARNA + RSV lacZ + CMV E3
pGEM A5 XD 14.5-116 #8 Dam-	p211 CMV E3 flanked by PacI sites
pGEM A5XD 14.5 116	p231 CMV E3
pGEM A5XD 14.5 116 #4	p261 CMV E3 no intron
pGEM A5XD 14.5 116 Dam-	p271 CMV E3
pGEM A5XD 14.5 116,123 Dam-	p281 CMV E3

4

p304 CMV E3		pK42	KD3 precursor
p3224	VARNA + CMV E3 in E1	pK82	KD1-SPB
p334	CMV E3 in El	pK101	KD2
p344	CMV RID 14.7K	p142	KD1-SPB precursor
p358	CMV 14.7K	p111	KD3
p367	CMV RID	p152	KD1-SPB
p371	CMV null in E1	p491	KD3-SPB
p393	RSV lacZ in E1	p501	KD3-SPB
p408	RSV lacZ CMV E3 in E1	p571	CMV TRAIL
p411	RSV lacZ CMV null in E1	p585	CMV Endostatin
p431	CMV RID	p591	TRAIL
p443	RSV lacZ CMV RID 14.7K in E1	p602	Endostatin
p452	RSV lacZ 14.7K in El	JW114 KD3/TRAIL
p462	RSV lacZ CMV RID in E1	JW2281CD3/Endostatin
p471	CMV E3 in E3	p904	Tet regulated SEAP
p482	CMV E3 in E3	p932	Tet regulated SEAP
OD1	CMV RID 14.7K in E1	p943	Tet regulated SEAP
OD2	CMV 14.7K in E1	p951	Tet regulated SEAP
OD3	CMV RID in E1	p961	Tet regulated SEAP
p512	CMV ßGluc in E1	p976	Tet regulated SEAP
p525	CMV 6.7K RID 14.7K	p98	Tet cassette in El
p531	CMV 6.7K	P99	Tet cassette in El
p563	CMV 6.7K	pAl	Tet in E4 KD3E3
p611	12.5K	PA2	Tet in E4 KD3E3
p621	CMV 6.7K RID	pA3	Tet TRAIL in El
p631	CMV 6.7K gp19K	pA4	Tet TRAIL in El
p641	CMV 6.7K RID 14.7K in E1	pA5	Tet GFP in El
p652	CMV 6.7K in E1	pA6	Tet GFP in El
p661	CMV 6.7K in E1	p8811	Tet TRAIL in El
p671	CMV 12.5K in E1	p701	CMV TRAIL in El
p681	CMV 6.7K RID in E1	p711	CMV Endostatin in El
p691	CMV 6.7K gp19K in E1	pdlE4Prom E4 promoter deletion
p722	E1 shuttle plasmid	pKA
pBHGKD3E3		pKA14.7ΔE3
pBabe Puro 14.5		pKA-Bam HI
pBabe Puro 10.4		pKAΔ14.7 (-Xho)
pBabe Puro 10.4-14.5		pKAΔE3
pBabe Puro 11.6		pKA-ΔEco/Nae
pBabe Puro GalERVP16		pL1-ADP-HA
pCMVmFasL	murine Fas ligand	pL2-ADP-HA
pMFLE	murine Fas ligand in E1	pL2-ADP-HIS
pCrmALE	CrmA in E1	Plasmids for construction of 14.7K point
pdlE4PSA	PSA enhancer – promoter in E4	mutants and double point mutants
pK2 p31	gp19 mutated	pLE2
p54	KD 1 BamH1 to end	pLE2 520
p223	KD1-SPB precursor	pLE2 dl 1108/520

5

pLE2 dl1101	pMT2 14.5 127L-A #6
pLE2 dl1107	pMT2 14,5 N-A neg #3
pLE2 dl1107/520	pMT2 14.5 N-A pos #1
pLE2 dl1108	pMT2 14.5 N-A pos.
pLexA-RID-α(61-91)	pMT2 14.5 YL-A
pLexA-R1D-ß(73-132)	pMT2 14.5 YL-A #4
pLGVVM31T ADP-HIS	pMT2 14.7
pMA424-ADP(63-101)	pMT2 14.7 #1 (neg.)
pMA424-RID-α(61-91)	pMT2 14.7 #2 (pos.)
pMA424-RID-ß(110-132)	pMT2 14.7 10 neg.
pMAM gpt-10.4K	pMT2 14.7 10 pos. #9
pMAM gpt-14.5K	pMT2 14.7 37 #1
pMAM gpt-14.7K	pMT2 14.7 37+10 #2 pos.
pMAM-14.7K	pMT2 14,7 37+10 #3
pMAMgpt-10.4	pMT2 14.7 37+10 neg. #1
pMAMgpt-14.5	pMT2 19K
pMAMgpt-14.7	PMT2 a4.5
pMCO2	pMT2 A5 11.6
pMG27N	pMT2 A5 14.5 Y-A
pMT 11.6 M56 #9 (neg.) and #10 (pos.)	pMT2 Ad2ADP
pMT 11.6 M56 neg.	pMT2 CD8/ADP #1
pMT 11.6 M56 pos.	pMT2 CD8/ADP #2
pMT 11.6 neg.	pMT2 CD8/ADP #3
pMT 11.6 pos.	pMT2 CD8/ADP #4
pMT 11.6 pos. (multiple isolates)	pMT2 M56 ADP (-)
pMT 14.5 YL-A #6 (pos.) and #7 (neg.)	pMT2 M56ADP (+)
PMT A MT neo	pMT2 RIDα
pMT μ 14.5 116, 123 41	pMT2 RIDß
pMT-14.7 “R”	pMT2 RIDß D131A/D132A (-)
pMT-14.7 “Y”	pMT2 RIDß D131A/D132A (+)
pMT2	pMT2 RIDß L127A (-)
pMT2 10.4	pMT2 RIDß L127A (+)
pMT2 10.4 HA #2 neg.	pMT2 RIDß P112A (-)
pMT2 10.4 HA #3 pos.	pMT2 RIDß P112A (+)
pMT2 10.4 HA (#2, #3)	pMT2 RIDß P114 (-)
pMT2 10.4 LL-AA HA #3	pMT2 RIDß P114(+)
pMT2 10.4, 14.5 #5	pMT2 RIDß P88A (-)
pMT2 11.6 M56	pMT2 RIDß P88A (+)
pMT2 116 HA #2	pMT2 RIDß S116 (+)
pMT2 116 HA #5	pMT2 RIDß S116A (-)
pMT2 14.5	pMT2 RIDß S116A/S123A (-)
pMT2 14.5 114 neg	pMT2 RIDß S116A/S123A (+)
pMT2 14.5 114 neg #3	pMT2 RIDß S123A (-)
pMT2 14,5 114 pos #2	pMT2 RIDß S123A (+)
pMT2 14.5 114 pos.	pMT2 RIDß Y124A
pMT2 14,5 127L-A	pMT2 R1Dß Y124A/L127A

6

pMT2 RIDß Y124F (-)	PSC I Ad 35 gp19K
pMT2 RIDß Y124F (+)	pSG-14.7 G (Gal4-14.7K fusion plasrnids)
pMT2-14.7k (clone 10B-2)	pSG-14.7 N (Gal4-14.7K fusion plasmids—
pMT2-14.7k (clone 12G-4)	original plasmid from M. Green)
pMT2-14.7k (clone 2B-1)	pSOS-RID-ß(73-132)
pMT2-14.7k (clone 3F-4)	pSOS-RID-ß(73-132SA)
pMT2-14.7k (clone 7E-2)	PSVc TE2
pMT2-14.7k (clone 7H-4)	pSVIE2 5J
pMT2-14.7k (clone 8F-10)	pTRE Ad2 ADP
pMT2-6.7k(koz) (-)	pTRE Ad2 M56 ADP
pMT2-6.7k(koz) (+)	pTRE RIDß D131A/D132A
pMT2-Mu2-Flag(human)	pTRE RIDß L127A (-)
pMT2-PP-FL-RID-ß	pTRE RIDß L127A (+)
pMT2-PP-FL-RID-ß(124,127YL-AA)	pTRE RIDß P114A (-)
pMT2-PP-FL-RID-ß(124Y-A)	pTRE RIDß P114A (+)
pMT2-PP-FL-RID-ß(127L-A)	pTRE RIDß S116A (-)
pMT2-PP-FL-RID-ß(YFNL-AAAA)	pTRE RIDß S116A (+)
pMT2-PP-FL-RID-ß(ΔYFNL)	PUC 18 E1a 13S
pMT2-RID-ß FLAG	pVEX TGN 38-47
pMT2-RID-ß(72,124YY-AA)	pΔE1sp1a/3.7spc.rep78
pMT2-RID-ß(72Y-A)	pΔE1sp1a/ITRLacZ
pMT2-RID-ß(74,124YY-AA)	pΔE1 HCMV IE1 1,2
pMT2-RID-ß(74Y-A)	pΔE1 Sp1 A Ie
pMT2tTK	pΔE1 Sp1 A IE2
pMTm 14.5-123 #12	pΔE1 Sp1 A IE2 SJ
pMTμ 10.4 #4	pΔE1 Sp1A
pMTμ 10.4 #5	pΔE1Sp1 B 10.4, 14.5 #1
pMTμ 14.5	RSV ß-gal
pMTμ 14.5 #7	SPC 10.4, 14.5
pMTμ 14.5 116	Spc 14.7
pMTμ 14.5-123	Spc 14.7 #3
pRC CMV E1a	Spc gp19K
PRC CMV XL	SR 326
pREP4 11.6	SR342
PREP4 11.6 #1	TNF RY Rk5
pREP4 11.6 M56	TPLtTK in pGEM
pREP4 11.6 M56 #7	TPL-turboTK in BglII
PREP4 14.5-123 #6	TPL-turboTK in Xba in front of ADP
Prk-Flag-mFadd	TRAIL in pGEM
pRK-TNF-R1 (Δ212-340)	turboTK cloned intopMT2 EcoRI site
pRsetA-Ad5ADP	turboTK in Xba in front of ADP
pRsetC-Ad2 ADP	Xba Dam- (#4, 5)
pRsetC-Ad5ADP 41-91	ΔBgl II E1
pRSV-14.7	ΔBgl II E3
pSA-FGP #2	ΔBgl 1I E5
pScb VIII	ΔE1 11.6 #4

7

ΔEI gp19K (neg. and pos.)	ΔE1 Sp1A
ΔE1 HCMV IE 1.2	ΔE1 Sp1A MT2 11.6 M56 #1
ΔE1 HCMV IE1	ΔE1 Sp1B MT2 11.6 #8
ΔE1 HCMV IE1 1.2	ΔE1-11.6 M56

8

Virus Mutants

Virus Mutants

dl701	dl747	dl7025
dl702	dl748	dl7026
dl703	dl749	dl7027
dl703.1	dl750	dl7028
dl704	dl751	dl7029
dl705	dl752	dl7030
dl706	dl753	dl7031
dl707	dl754	dl7032
dl708	dl755	in721
dl709	dl756	in723
dl710	dl757	in724
dl712	dl758	in725
dl712.1	dl759	pm734
dl713	pm761	pm734.1
dl713.1	dl762	pm734.2
dl714	dl763	pm734.3
dl715	dl764	pm734.4
dl715.1	dl766	pm734.5
dl716	dl769	pm734.6
dl717	dl770	pm734.7
dl718	dl772	pm734.8
dl719	dl773	pm734.9
dl720	dl774	pm760
dl722	dl776	pm767
dl726	dl777	pin768
dl727	dl778	pm771
dl728	dl780	pm775
inv729	dl781	pm779
dl730	dl782	pm785
dl731	dl783	pm786
dl732	dl784	pm789
dl733	dl787	pm7011
dl735	dl788	pm7012
dl735.1	dl790	pm7013
dl736	dl791	pm7014
dl736.1	dl796 (TSR)	pm7015
dl737	dl797 (TSR)	pm7016
dl738	dl798	pm7017
dl739	dl799	sub7.5
dl740	dl7000	subpp32
dl74	dl7001	sub765
dl742	dl7020	dl7019.1
dl743	dl7021	dl7019.10
dl744	dl7022	dl7019.11
dl745	dl7023	dl7019.12
dl746	dl7024	dl7019.13

9

Virus Mutants

dl7019.2	dl7019.33	dl7019.6
dl7019.3	dl7019.34	dl7019.7
dl7019.30	dl7019.36	dl7019.7mt
dl7019.31	dl7019.4	dl7019.8
dl7019.32	dl7019.5	dl7019.9

10

Viruses (including viral vectors)

Viruses (including viral vectors)

KD1		661-10 CMV 6.7K in E1
KD2		671-10 CMV 12.5K in E1
KD3		681-10 CMV 6.7K RID in E1
GZ1		691-10 CMV 6.7K gp19K in E1
GZ3		735/HIV-In
KD3-COL (also named KD3-TCF)		ßGlue-gp160Z-11 ßGluc and HIV gp160Z in E1
GZ3-COL (also named GZ3-TCF)		8811-KD3E3 Tet TRAIL in El and KD3 E3
KD3-TERT		Tet/GFP in E1,
GZ3-TERT		Tet/TRAIL
KD3-PSA		Tet/TRAIL in E1, KD3E3
GZ3-PSA		TPLtTK in KD3 BglII site (unconfirmed)
KD3-PRO/PSE		TPLtTK in KD3 XbaI site (unconfirmed)
GZ3-PRO/PSE		TRAIL in KD3 XbaI site
KD1-SPB		tTK in KD3 XbaI site (unconfirmed)
KD3/TRAIL		VV-ADP-HA
A3-KD3E3		VV-ADP-HIS
A4-KD3E3
A5-KD3E3
A6-KD3E3
AdCMVinv
BLY-AAA
DL-1
E1, KD3E3
Incompetent virus expressing myc-12.5
Inv-1
KD3/(BglII)TPLtTK
KD3/(XbaI)TPLtTK
KD3/(XbaI)tTK
KD3E3
pEC5-1
pEDKS
RSV-5
RSV-8
231-10	CMV E3 in E1 (also named Ad/E3)
371-10	CMV null (also named Ad/null)
411-10	ßGal CMV null
443-10	ßGal CMV RID 14.7K
452-10	ßGal CMV 14.7K
462-10	ßGal CMV RID
334-10	ßGal CMV E3
OD1-10	CMV RID 14.7K
(also named Ad/RID/14.7K)
OD2-10	CMV 14.7K (also named Ad/14.7K)
OD3-10	CMV RID (also named Ad/RID)
641-10	CMV 6.7K RID 14.7K in E1
652-10	CMV 6.7K in E1

11

Cell Lines

Cell Lines:

ΨCRIP GEVP	ΨCRIP making Ga14-ER-VP16 retrovirns
ΨCRIP 10.4	ΨCRIP making 10.4 retrovirus
ΨCRIP 14.5	ΨCRIP making 14.5 retrovirus
ΨCRIP 10.4-14.5	ΨCRIP making 10.4-14.5 retrovirus
ΨCRIP 11.6	ΨCRIP making ADP retrovirus
293GEV	293 expressing GaI4-ER-VP
A549GEV	A549 expressing GaI4-ER-VP
12SC5GEV	A549 expressing E1 and GaI4-ER-VP
293TAD	293 expressing GaI4TAD
A569-181	A549 expressing E3
A549-344	A549 expressing RID 14.7K
A549-385	A549 expressing 14.7K
A549-367	A549 expressing RID
293CARID	293 expressing CrmA and RID
293CAE3	293 expressing CrmA and E3
293 CA	293 expressing CrmA

301.1	A549 14.7 37 2-2
301.2	A549 143 4-6
301.4	A549 14.7 37 2-1
301.5	A549 14.7 4-6 6-2
301.7	A549 MT2 14.7 (multiple clones)
301.8	A549 MT2 14.7 2-8
301.9	MCF-7 14.7 7-2
301.10	A549 CMV 10.4 C
301.11	CMV 10.4 C
301.12	CMV C 10.4
301.14	A549 pMT2 10.4 C-1
302.2	MT2 10.4 B
302.3	A549 pMT2 10.4 A-1
302.4	MT2 10.4 B
302.5	MT2 10.4 A-1
302.6	A549 10.4 HA (multiple clones)
A549 14.5 Y-A (multiple clones)
302.8	A549 2 L-A
A549-hMad2B	A549 14.5 123 #6
293 cells expressing pVIII A549 cells expressing TTF factor A549 MT2 A549 14.7 2-8 A549 14.7 37 4-1	A549 MT2 2 14.5 #3 A549 14.5 #4,5 pool A549 14.5 L-A ori A549 14.5 #2 A549 14.5 123-2

12

Cell Lines

A549 14.5 116, 123	Al-I-1
A549 14.5 116	45-II-1
A549 14.5 123 (multiple clones)	45-I-4
A549 MT2 14.5 Y-A (multiple clones)	45-I-2
A549 MT2 14.5 L-A (multiple clones)	A549 45-I-6
A549 MT2 14.5 2-4	C1 I 3
A549 MT2 14.5 (multiple clones)	A1-II-2
14.5 L-A 3-3	C1-I-2
A549 14.5 (multiple clones)	A1-II-4
HT29 14.5	A1-I-1
A549 CD8/14.5 (multiple clones)	C1-II-2
Fas L clone B	MCF7 6 2F C-3
L cells plus Fas L	MC F7 6 14.7
EL4 deletion	4 A-3
EL4 chimera	2F B-3
EL4 Fas	4 B-3
A549 5UCS	N-A 1 4
A549 314.53	2F B-4
FD5 2-4	2F A-3
FD5-CrmA 1-2	CS 2-1
Fas L + clone B	CS 3-2
Fas L -	10.4 3-5
C1-II-1 (also #2,3,4)	45-I-6
Cl-I-2

13

Antibodies:

peptide #	virus	protein	aa	rabbit #

Strong antibodies

P38	Ad2/5	gp19K	C-terminus	111317
P38	Ad2/5	gp19K	C-terminus	111318
P41A	Ad3/7	gp19K	C-terminus	5498
P40A	Ad4	gp19K	C-terminus	5499
P55A	Ad9	gp19K	C-terminus	19984
P55A	Ad9	gp19K	C-terminus	19985
P42A	Ad11/35	gp19K	C-terminus	5723
P42A	Ad11/35	gp19K	C-terminus	5724
P39A	Ad2/5	E1B-19K	C-terminus	5502
P12	Ad2	6.7K	47-61	98688
P8	Ad2	RIDalpha	77-91	98690
P6	Ad5	RIDbeta	118-132	98303
	Ad5	14.7K	TrpE-fusion	84118
	Ad2	12.5K	TrpE-fusion	103267
	Ad2	12.5K	TrpE-fusion	103268
P10	Ad2	ADP	87-101	98686
P16	Ad2/5	ADP	63-77	100578
	Ad5	ADP	C-terminus (78-93)	121531
	Ad5	ADP	C-terminus (78-93)	121532
	Ad2	pVIII	TrpE-fusion	84119

Sequential peptides

P1	Ad5	14.7K	114-128	100574
P2	Ad5	14.7K	2-16	98299
P3	Ad5	14.7K	17-32	98300
P4	Ad5	14.7K	99-113	93301
P5	Ad5	RIDbeta	19-34	98302
P7	Ad2	RIDalpha	19-34	94174
P7	Ad2	RIDalpha	19-34	100846
P9	Ad2	ADP	2-16	98689
P11	Ad2	6.7K	2-16	100575
P13	Ad2	3.6K	24-33	98687
P14	Ad2	12.5K	2-16	100576
P15	Ad2	12.5K	93-107	100577
P17	Ad2	RIDalpha	2-16	95049
P18	Ad2	RIDalpha	34-48	100847
P19	Ad2	RIDalpha	50-64	95052
P20	Ad5	RIDbeta	2-16	98691
P21	Ad5	14.7K	45-56	101770
P22	Ad3	20.5K	173-188	109206
P23	Ad3	20.5K	43-55	109207

14

peptide	Virus	Protein	aa	rabbit #

P24	Ad3	20.1K	163-177	109208
P25	Ad3	20.1K	41-57	109209
P26	Ad3	16K	137-146	109210
P27	Ad3	16K	89-102	109211
P28	Ad3	16K	14-27	109212
P29	Ad2	6.7K	15-28	109213
P30	Ad5	6.7K	11-25	109214
P31	Ad3	11.6K	47-62	109215
P32	Ad2	gp19K	28-42	109216
P33	Ad2	gp19K	45-59	109217
P34	Ad2	gp19K	87-101	109332
P35	Ad5	ADP	71-85	SLU 1
P35	Ad5	ADP	71-85	SLU 2
P36	Ad3	gp19K	C-terminus	115492
	Ad7	gp19K	140-153	SLU 3
	Ad7	gp19K	140-153	SLU 4
P37	Ad2	12.5K	57-72	SLU 5
P37	Ad2	12.5K	57-72	SLU 6
P38“new”		cPLA2	376-389	SLU 7
P38“new”		cPLA2	376-389	SLU 8
P39A	Ad2	E1B-19K	C-terminus	5501
P40A	Ad4	E3-gp19K	C-terminus	5500
P41A	Ad3/7	E3-gp19K	C-terminus	5497
P43A	mouse/hu	cPLA2	42-59	5725
P43A	mouse/hu	cPLA2	42-59	5726
P44A		cPLA2	734-747	5727
P44A		cPLA2	734-747	5728
P45A	human	GAP	17 C-term.	5707
P45A	human	GAP	17 C-term.	5708
P46A	human	PLCgamma1	17 C-term.	5729
P46A	human	PLCgamma1	17 C-term.	5730
RS P5		PLCgamma1		5705
RS P5		PLCgamma1		5706
P47A	Ad3	20.1K	166-180	5731
P47A	Ad3	20.1K	166-180	5732
P48A	human	Shc	343-360	8610
P48A	human	Shc	343-360	8611
P48A	human	Shc	343-360	11805
P49A	Ad3/7	20.1K	34-53	8612
P49A	Ad3/7	20.1K	34-53	8613
P50A	Ad2/5/3/7/4	RIDbeta	11 C-term	9405
P50A	Ad2/5/3/7/4	RIDbeta	11 C-term	9406
P51A	Ad4	29.8K	252-266	12366
P51A	Ad4	29.8K	252-266	12371
P52A	Ad4	29.8K	238-252	12372
P52A	Ad4	29.8K	238-252	12389

15

peptide #	Virus	Protein	aa	Rabbit #

P53A	Ad3/7	20.1K	17 C-term.	12393
P53A	Ad3/7	20.1K	17 C-term.	12394
P54A	Ad3/7	20.1K	94-109/75-89	12390
P54A	Ad3/7	20.1K	94-109/75-89	12392
P56A	Ad9	61.K	15 C-term.
P57A	Ad9	61.K	529-543

Other antibodies

P10.4	Ad2	RIDalpha	68-80	94920
P10.4	Ad2	RIDalpha	68-80	94921
P45	human	EGFR	983-996	113366
P45	human	EGFR	983-996	113367
P46	human	EGFR	1172-1186	113368
P46	human	EGFR	1172-1186	113369
P47	human	EGFR	7-22	115493
P48	human	EGFR	71-85	115491
	Ad2	12.5K	37-50	121529
	Ad2	12.5K	37-50	121530
		TrpE (only)	TrpE	84120
		TrpE (only)	TrpE	84124
	Ad5	RIDbeta	TrpE-fusion	84121
	Ad5	RIDbeta	TrpE-fusion	84125
	Ad5	14.7K	TrpE-fusion	84117
		7.5K	TrpE-fusion	95054
		7.5K	TrpE-fusion	95053
	Ad2	3.6K	TrpE-fusion	103265
	Ad2	3.6K	TrpE-fusion	103266
	Ad2	6.7K	TrpE-fusion	101901
	Ad2	6.7K	TrpE-fusion	101902
	Ad2	gp19K	TrpE-fusion	101903
	Ad2	RIDalpha	TrpE-fusion	95050
	Ad2	RIDalpha	TrpE-fusion	95051
	Ad2	ADP	TrpE-fusion	94175
	Ad2	ADP	TrpE-fusion	94176
		7.5K	TrpE-fusion	91071
	HSV	58.8K		91070
	HSV	58.8K		98685 (died?)
	HSV	58.8K		98684 (died?)
	HSV	58.8K		91072

16